Exhibit 99.1

Contact:	L. Keith Graves
Phone:	314-214-7000
E-mail:	lkg@talx.com

TALX TO PRESENT AT AeA’s 2004 CLASSIC FINANCIAL CONFERENCE

     ST. LOUIS—(BUSINESS WIRE)—Nov. 1, 2004—TALX Corporation (NASDAQ:TALX), a leading business process outsourcer of payroll-related and human resource services, announced that it has been invited to present at the AeA 2004 Classic Financial Conference in Monterey, California, on November 8 and 9th. The conference will be held at the Hyatt Regency Hotel (for location information: 831.372.1234).

     Bill Canfield, president and chief executive officer, and Keith Graves, chief financial officer, of TALX will provide a strategic outlook on the business including a recent expansion of hiring tax credit and incentive services as well as trend analysis.

     In its 34th year, the AeA Classic Financial Conference continues to provide public technology companies with an environment in which to showcase their companies to key technology investors. A webcast of the presentation will be available on the company’s web site at www.talx.com.

About TALX Corporation

     TALX Corporation is a leading business process outsourcer of payroll data-centric services. Based in St. Louis, Missouri, TALX holds a leadership position in two key employment-related services — automated employment and income verification services via The Work Number® and unemployment cost management services via UC eXpress®. TALX also provides paperless payroll services, W-2 services, time entry and approval services, automated hiring services, and tax credit consulting and administrative services. The company’s common stock trades on The Nasdaq Stock Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.